Exhibit No. 99

The Allstate Corporation
News Release

For more information: Michael Trevino Allstate Media Relations (847) 402-5600

Allstate Elects New Chief Financial Officer

NORTHBROOK, Ill., January 8, 2003—The board of directors of The Allstate Corporation has elected Dan Hale senior vice president and chief financial officer, effective January 7, 2003. He replaces John Carl, who retired in mid 2002 as a result of health related concerns.

"Dan's wide experience across a variety of financial services will provide us with a valuable perspective on the successful implementation of our strategy to expand Allstate to become a more broadly based financial services firm," said Edward M. Liddy, Allstate's chairman, president and chief executive officer.

Mr. Hale has held a wide variety of key financial positions during his career. An economics graduate from Yale, Dan joined the General Electric Company in 1966 in the corporate finance group, and held positions of increasing responsibility in his 20 plus year tenure at GE. During this period he spent 8 years with GE Capital Corporation before being appointed a Managing Director with GE's brokerage company Kidder Peabody Group.

In 1988 Mr. Hale was appointed President of the Chase Manhattan Leasing Company, and in 1991 joined insurer USF&G Corporation as Executive Vice President, becoming Chief Financial Officer from 1993 until the firm's acquisition by the St Paul Companies in 1998. He subsequently served as Executive Vice President and Chief Financial Officer of the Promus Hotel Corporation until its acquisition by the Hilton Hotels Group.

The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,500 exclusive agents and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products, through Allstate agents, workplace marketing, independent agents, banks and securities firms.